Exhibit 99.1

NEWS RELEASE August 13, 2020

Contacts: Dan Schlanger, CFO
Ben Lowe,VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES CHIEF OPERATING
OFFICER TRANSITION PLAN

August 13, 2020 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today that James D. Young, Executive Vice President and Chief Operating Officer - Fiber, plans to retire from Crown Castle following more than 14 years with the company in various executive officer positions. Mr. Young has agreed to remain with Crown Castle through February 2021 in order to assist with various matters, including the transition of his successor. Crown Castle has engaged a nationally recognized search firm to assist with its efforts to conduct a search to identify qualified candidates, from both external and internal sources, to fill the Executive Vice President and Chief Operating Officer - Fiber role.
“I want to thank Jim for his lasting contributions to Crown Castle over the last 14 years,” said Jay Brown, Crown Castle’s Chief Executive Officer. “His skills and leadership helped Crown Castle successfully scale to become one of the leading U.S. tower operators. More recently, Jim had a pivotal role in establishing Crown Castle as a leading small cell and fiber solutions provider, including leading the integration efforts over the last several years, which has positioned Crown Castle to generate growth in dividends per share for years to come.”
“It is with both excitement and some sadness that I am retiring from Crown Castle,” said Mr. Young. “I am thrilled with the growth of the company into the leading provider of communications infrastructure in the U.S. I have especially enjoyed working with the talented and dedicated people at Crown Castle throughout my career, and I want to thank them for their support, guidance and hard work. I look forward to helping my successor transition into the role, and I believe Crown Castle is in a great position to build on its history of delivering value to its customers and shareholders.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding Crown Castle’s strategic position, dividend per share growth, and long-term prospects. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”